Filed Pursuant to Rule 433
Registration Nos. 333-280854 and 333-280854-01

New Issue ABS :

**Pricing Details** $750MM Synchrony Card Issuance Trust (SYNIT 2025-A3)

Joint Bookrunners:	Wells Fargo Securities (B&D), BofA Securities and RBC Capital Markets
Co-Managers:	Barclays, Mizuho
Active Co-Managers:	Academy, CastleOak, Seelaus

--CAPITAL STRUCTURE--

CLS	$AMT(MM)	WAL	M/F**	E.FNL	L.FNL	BENCH	Spread	YLD%	CPN%	$PRICE
A	750.000	2.99	Aaa/AAA	11/15/2028	11/17/2031	I-CRV	+50	4.095	4.06	99.99864

**Minimum expected ratings

-TRANSACTION DETAILS-
Deal Size:	$750MM
Exp. Settlement:	11/17/2025
First Pay Date:	12/15/2025
Offering Format:	Publicly Offered / SEC-Registered
ERISA Eligible:	Yes
Exp. Ratings:	Moody’s / Fitch
Min Denoms:	$10k x $1k
RR Compliance:	US-Yes; EU-Article 6(3)(b)
Bloomberg Ticker :	SYNIT 2025-A3
B&D:	Wells Fargo Securities

-MARKETING MATERIALS-

* Preliminary Prospectus and Free Writing Prospectus: Attached

-SECURITY INFORMATION-

Class	CUSIP	ISIN
2025-3 Class A	87166PAR2	US87166PAR29

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